Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

	Pre-Predecessor								Predecessor				Successor
(dollars in millions)	For the year ended December 31, 2003		For the year ended December 31, 2004		For the year ended December 31, 2005		For the period from January 1, 2006 to August 15, 2006		For the period from August 16, 2006 to December 31, 2006		For the period from January 1, 2007 to May 17, 2007		For the period from May 18, 2007 to December 31, 2007
	$		$		$		$		$		$		$
COMPUTATION OF EARNINGS
Income (loss) before taxes		(18.9)		145.5		60.1		110.6		65.6		27.9	13.3
Net interest expense		33.6		27.3		28.5		12.7		6.3		6.3	67.2
Interest portion of operating lease expenses		2.4		0.7		0.9		0.4		0.7		0.2	0.9

Earnings		17.1		173.5		89.5		123.7		72.6		34.4	81.4

COMPUTATION OF FIXED CHARGES
Net interest expense		33.6		27.3		28.5		12.7		6.3		6.3	67.2
Capitalized interest		—		—		—		—		—		—	—
Interest portion of operating lease expense		2.4		0.7		0.9		0.4		0.7		0.2	0.9

Fixed charges		36.0		28.0		29.4		13.1		7.0		6.5	68.1

RATIO OF EARNINGS TO FIXED CHARGES		0.5		6.2		3.0		9.4		10.4		5.3	1.2